Exhibit 3.1007

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 12/11/1998
981478390 — 2978090
CERTIFICATE OF FORMATION
OF
WEBSTER PARISH LANDFILL, L.L.C.
     The undersigned, being over the age of 18 years and acting as sole organizer of a limited liability company under the Delaware Limited Liability Company Act (the “Act”), does hereby adopt the following Certificate of Formation for Webster Parish Landfill, L.L.C. (the “Company”).
ARTICLE ONE
The name of the limited liability company is Webster Parish Landfill, L.L.C.
ARTICLE TWO
     The address of the initial registered office of the Company in the State of Delaware is c/o 1209 Orange Street, Wilmington, Delaware, 19801, and the name of its registered agent for service of process required to be maintained by Section 18-104 of the Act in the state is The Corporation Trust Company.
ARTICLE THREE
     The adoption by the members of the Company of the Limited Liability Company Agreement (“LLC Agreement”) of the Company shall bind all of the members of the Company existing from time to time to the terms and provisions of such LLC Agreement (as such terms and provisions may be restated or amended as provided therein), and the purchase of or, subscription for membership interested in the Company shall constitute an agreement by any such member to be so bound, notwithstanding that any such member has not executed a counterpart of such LLC Agreement or of any such restatements of or amendments to such LLC Agreement.
ARTICLE FOUR
     The name of the sole organizer is L.M. Wilson and the Address of the organizer is Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisians, Suite 1900, Houston, Texas 77002.
     IN WITNESS WHEREOF, I have hereunder set my hand this 11th day of December,1998.

/s/ L.M. Wilson
L.M. Wilson. Organizer